Exhibit 99.1
[Endeavour International Corporation logo]

For immediate release
Media contact, Janice Aston White, 713-307-8780

Endeavour acquires license rights
to Dutch seismic data

Houston, TX – January 10, 2005 — Endeavour International Corporation (AMEX:END) announced today that it entered into an agreement with PGS Exploration (UK) Ltd pursuant to which it will obtain data under PGS’s Holland MegaSurvey. Endeavour will obtain access to data, including 3D seismic data, covering approximately 15,000 square kilometers in the Dutch North Sea. The MegaSurvey product will bring together open file, brokered and PGS multi-client data into one format along with a series of regional maps.

“We continue to use the MegaSurvey suite of products in our evaluations of the United Kingdom and Norwegian sectors of the North Sea,” said Michael Cochran, executive vice president, exploration, of the company. “Access to the Dutch data will enhance our entry into Holland, which is one of our strategic initiatives for the new year.”

Endeavour International Corporation is an international oil and gas exploration and production company primarily focused on the acquisition, exploration and development of energy reserves in the North Sea. The company also holds interests in a gas development project in Thailand. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.